PROSPECTUS and	PRICING SUPPLEMENT NO. 15
PROSPECTUS SUPPLEMENT, each	Dated October 7, 2021
Dated April 6, 2020	Registration Statement No. 333-237579 Filed Pursuant to Rule 424(b)(2)

U.S. $13,600,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$400,000,000 1.300% Fixed Rate Senior Notes Due October 13, 2026

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVW6 / US24422EVW64

Date of Issue:	October 13, 2021

Maturity Date:	October 13, 2026

Principal Amount:	$400,000,000

Price to Public:	99.807% plus accrued interest, if any, from October 13, 2021

Interest Payment Dates:	Semi-annually on April 13 and October 13, commencing on April 13, 2022 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.300% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	BofA Securities, Inc.	$90,000,000
	Credit Agricole Securities (USA) Inc.	$90,000,000
	Deutsche Bank Securities Inc.	$90,000,000
	HSBC Securities (USA) Inc.	$90,000,000
	BNP Paribas Securities Corp.	$10,000,000
	Commerz Markets LLC	$10,000,000
	Scotia Capital (USA) Inc.	$10,000,000
	R. Seelaus & Co., LLC	$10,000,000
	Total	$400,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.457% plus accrued interest, if any, from October 13, 2021.